                             SECURITIES AND EXCHANGE

                                   COMMISSION

                             Washington, D.C. 20549

                         SCHEDULE 13D (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                            ARVIDA/JMB PARTNERS, L.P.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

        Limited Partnership Interest and Assignments of Interest Therein
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                      None
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                            William E. Donnelly, Esq.
                      McGuire, Woods, Battle & Boothe, LLP
                                Washington Square
                          1050 Connecticut Avenue, N.W.
                                   Suite 1200
                             Washington, D.C. 20036
                                 (202) 857-1735
--------------------------------------------------------------------------------
              (NAME, ADDRESS, TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                               September 30, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS AMENDMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and if filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. / /

1.  NAME OF REPORTING PERSON

            SWAMP HALL PROPERTIES, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            51-0385980

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [  ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -0-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -0-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.00%

14. TYPE OF REPORTING PERSON

    PN

1. NAME OF REPORTING PERSON

            Alfred I. duPont Testamentary Trust

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            59-0226560

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            OO

1. NAME OF REPORTING PERSON

            The Nemours Foundation

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            59-0634433

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            OO

1. NAME OF REPORTING PERSON

            Winfred L. Thornton

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            Jacob C. Belin

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

            [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            W.T. Thompson, III

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            Hugh M. Durden

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            John F. Porter, III

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            IN

1. NAME OF REPORTING PERSON

            Herbert H. Peyton

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) / /      (B) /X /

3.  SEC USE ONLY

4.  SOURCE OF FUNDS

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

    [   ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE VOTING POWER

            -0-

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED VOTING POWER

            -106,200.4399 UNITS-

9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SOLE DISPOSITIVE POWER

            -0-

10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
    WITH SHARED DISPOSITIVE POWER

            -106,200.4399 UNITS-

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -106,200.4399 UNITS-

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.3%

14. TYPE OF REPORTING PERSON

            IN

Item 1.  Security and Issuer

    This amendment No.1 to Schedule 13D (the "Amendment") relates to units of limited partnership interest (the "Units") of Arvida/JMB Partners, L.P., a Delaware Limited Partnership (the "Issuer"). The principal executive offices of the Issuer are located at 900 North Michigan Avenue, Chicago, IL 60611.

Item 2.  Identity and Background

     a-c. This Amendment is being filed on behalf of Swamp Hall Properties, L.P., a Delaware Limited Partnership ("Swamp Hall") and certain entities and person identified below who are or may be deemed to be in control of the Partnership. Swamp Hall's principal business is to hold debt or equity securities of all types. The business address of Swamp Hall is 1600 Rockland Road, Wilmington, Delaware 19803.

     The general partner of Swamp Hall is the Rockland Company, a Delaware Corporation (the "General Partner".) The principal business of the General Partner is to exercise the powers and perform the duties of the general partner of Swamp Hall. All of the outstanding stock in the General Partner is owned by the Alfred I. duPont Testamentary Trust (the "Trust"). In addition, the Trust is the sole limited partner of Swamp Hall.

     The Trustees of the Trust are J.C. Belin, Herbert Peyton, John Porter, W.T. Thompson, III, W.L. Thornton and Hugh M. Durden on behalf of Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, as Corporate Trustee (collectively, the "Trustees"). A majority of the Trustees have the power to elect the directors of the General Partner. In addition, the Trustees constitute the entire Board of Directors of the Nemours Foundation (the "Foundation") and therefore, have voting and dispositive power over the shares of the Parent held of record by the Foundation.

     d. During the past five years, neither Swamp Hall, the General Partner, the Trust, the Trustees nor the Foundation have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     e. During the past five years, neither Swamp Hall, the General Partner, the Trust, the Trustees nor the Foundation have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or a finding of any violation with respect to such laws.

     f. All of the Trustees are citizens of the United States.

Item 5.  Interest in Securities of the Issuer

     a-c. As of September 30, 1999, Swamp Hall as a part of a liquidating distribution, distributed to the Trust 49,643,292 shares of the common stock of The St. Joe Company (the "Parent"), representing 57.01 % of the common stock of the Parent. As a result of this transaction the Trust directly and beneficially owns 49,643,492 shares of common stock of the Parent. The Parent and St. Joe Capital, II (the "Purchaser") own 106,200.4399 units of the limited partnership interest of the Issuer (the "Units"), representing 26.3% of the outstanding

Units. As a result of this transaction each of the Trust and the Trustees (the "Reporting Persons") beneficially owns an aggregate of 26.3% of the outstanding Units. The Trustees, by virtue of their status as Trustees of the Trust and as directors of the Foundation have the power to vote or direct the vote and the power to dispose or direct the disposition of the 106,200.4399 Units of the Issuer owned by the Parent and Purchaser. There have been no transactions in the Issuer's limited partnership units that were effected by or on the behalf of the Reporting Persons or, to the best knowledge of the Reporting Persons, any director or executive officer of any of the Reporting Persons in the past 60 days.

     d. No person or entity other than the Parent and the Purchaser has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Units owned by the Parent and the Purchaser.

     e. Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                           Swamp Hall Properties, L.P.

                     By:/s/John F. Porter, III
                           ---------------------------------
                           John F. Porter, III, President of
                           The Rockland Company, the managing general partner of Swamp Hall Properties, L.P.
                           (Duly Authorized Representative)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                       /s/ Winfred L. Thornton
                                                     ---------------------------
                                                              (Signature)

                                                          Winfred L. Thornton
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                         /s/ Jacob C. Belin
                                                     ---------------------------
                                                              (Signature)

                                                            Jacob C. Belin
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                     /s/ William T. Thompson III
                                                     ---------------------------
                                                              (Signature)

                                                       William T. Thompson III
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                          /s/ Hugh M. Durden
                                                     ---------------------------
                                                              (Signature)

                                                             Hugh M. Durden
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                       /s/ John F. Porter III
                                                     ---------------------------
                                                              (Signature)

                                                          John F. Porter III
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                           October 27, 1999
                                                     ---------------------------
                                                                (Date)

                                                     /s/ Herbert H. Peyton
                                                     ---------------------------
                                                              (Signature)

                                                        Herbert H. Peyton
                                                     ---------------------------
                                                                (Name)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                       October 27, 1999
                                           -------------------------------------
                                                            (Date)

                                            Alfred I. duPont Testamentary Trust
                                           ------------------------------------
                                                       (Name of Trust)

                                                  /s/ Winfred L. Thornton
                                           ------------------------------------
                                                        (Signature)

                                                    Winfred L. Thornton
                                           ------------------------------------
                                                          (Name)

                                                        Chairman
                                           ------------------------------------
                                                         (Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                                       October 27, 1999
                                           -------------------------------------
                                                            (Date)

                                                   The Nemours Foundation
                                           ------------------------------------
                                                    (Name of Foundation)

                                                   /s/ Jacob C. Belin
                                           ------------------------------------
                                                        (Signature)

                                                     Jacob C. Belin
                                           ------------------------------------
                                                          (Name)

                                                        Chairman
                                           ------------------------------------
                                                         (Title)

Date: October 27, 1999